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                                                                   EXHIBIT 21.1



         The following is a list of subsidiaries of the Company as of June 30, 2000:


Subsidiary                                        Jurisdiction of Organization
----------                                        ----------------------------
Celebrity Holdings, Inc.                          Texas

Celebrity Exports International Limited           Hong Kong